Exhibit 10.20(i)

SPONSORED RESEARCH AGREEMENT

This agreement (the “Agreement”) is made effective 1 April 2014 (the “Effective Date”).

BETWEEN:

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

(the “University”)

-and-

PROTAGENIC THERAPEUTICS CANADA (2006), INC,

PROTAGENIC THERAPEUTICS INC.

(the “Sponsor”)

(Individually a “Party” and collectively the “Parties”)

WHEREAS the parties have entered into a Technology License Agreement effective July 21, 2005, as amended, (collectively, the “License Agreement”)

AND WHEREAS the Parties under said License Agreement wish to undertake a research project entitled “Teneurin C-terminal Associated Peptide (TCAP)-mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism.” as described in the attached Appendix “A” and add this as an additional Research Agreement under Schedule B of the License Agreement (the “Project”);

AND WHEREAS the Sponsor wishes to support the Project;

NOW THEREFORE the Parties hereby agree as follows:

1.0	THE PROJECT

1.1	Project. The University will perform the Project as described in the attached Appendix “A” which University has determined is in accordance with University policies and procedures. The Project is consistent with the University’s primary mission, which is education and advancement of knowledge. The manner of performance of the Project shall be determined solely by the Principal Investigator, after consultation with the Sponsor and subject to substantial compliance in all respects with Appendix “A” and all other provisions of this Agreement, as may be amended from time to time and applicable laws and regulations, including without limitation those governing the use of animals in research. University will cause diligent efforts to be used to perform the Project in a timely manner and in accordance with appropriate scientific standards. Neither Party makes any warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

1.2	Principal Investigator. The Project will be performed under the supervision and direction of Prof. David Lovejoy of the Department of Cell and Systems Biology (the “Principal Investigator”), together with such additional personnel as the Parties may assign. If Dr. Lovejoy becomes unavailable at any time during the Project, the University may nominate a replacement individual as Principal Investigator, such nomination to be made within fourteen (14) days of the date on which Dr. Lovejoy becomes unavailable. If the Sponsor, for any reason, does not accept the nominated replacement Principal Investigator or a replacement Principal Investigator is not nominated by the University, as Sponsor’s sole discretion, the Research Program may be amended to reflect a reduced scope of work for the Project, or the Agreement may be terminated by the Sponsor as set forth in Article 5.2.

1.3	Budget. In consideration of the University carrying out the Project, the Sponsor will pay the University the sum of CA$ 75,475 (currency: Canadian Dollars) in compensation for the direct and indirect costs of the Project, all generally in accordance with the budget contained in the attached Appendix “B”.

1.4	Payment. Subject to Article 5.2, the University shall issue invoices and the Sponsor shall pay the sum set out in Article 1.3 to the University in accordance with the payment schedule in the attached Appendix “B”.

1.5	Equipment. The University will own any equipment or material purchased by the University under the Project.

1.6	Report. The University will share all data, results research work conclusions and recommendations arising from the performance of the Project (“Research Results”) with Sponsor. The University will provide reports of Research Results to Sponsor at least on a calendar quarter basis, or as may be reasonably requested by Sponsor, and will include in such reports a meaningful summary of the research accomplished in comparison to the Project description. The University, through the Principal investigator, will participate in discussions and/or meetings with Sponsor with respect to Research Results and the progress of the Project as may be reasonably requested by the Sponsor. The University will submit a final report describing the results of the Project to the Sponsor within sixty (60) days of completion of the Project.

1.7	Undertakings.

a.	The University will ensure that, prior to commencement of the Project the Principal Investigator and any replacement shall execute the Principal Investigator’s Undertaking (“PIU”) attached as Appendix C; any additional personnel, including without limitation, each additional investigator involved in the Project shall execute a Confidential Information and Intellectual Property Agreement (“CIIP”) attached as Appendix D.

b.	The University and Principal Investigator shall ensure that all work performed by such personnel on the Project is in compliance with the terms of this Agreement.

c.	In order for University to fulfil its obligations under this Agreement, including without limitation under Section 2.0 of this Agreement, University shall ensure Investigator and additional personnel (including any and all inventors), as applicable, are obligated to assign and do irrevocably assign any and all of their rights in the Foreground Intellectual Property to the University, including the right to make any claims of priority therefrom

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

2.0	INTELLECTUAL PROPERTY

2.1	Definitions. In this Agreement,

a.	“Background Intellectual Property” means Intellectual Property of a Party that is:

i.	proprietary to that Party and was conceived, created, or developed prior to, or independent of, any research performed pursuant to or related to this Agreement or a Project hereunder; and

ii.	necessary for the performance of a Project.

b.	“Foreground Intellectual Property” means Intellectual Property that is discovered, created or reduced to practice in the performance of a Project.

c.	“Intellectual Property” (or “IP”) means all intellectual property, including technical information, know-how, models, drawings, specifications, prototypes, inventions and software.

d.	“University Foreground Intellectual Property” means Intellectual Property that is discovered, created or reduced to practice by University personnel in the performance of a Project.

e.	“University personnel” shall include but not necessarily limited to the Principal Investigator (“PI”) and University employees, subcontractors, consultants, technicians, students, post-docs and visiting scientists. Other than the Sponsor or by written consent of the Sponsor, the University shall not have anyone other than University personnel work on the Project.

2.2	Ownership

a.	Background Intellectual Property of a Party shall remain the exclusive property of such Party.

b.	The University shall own all University Foreground Intellectual Property.

c.	Subject to all of the terms and conditions of this Agreement and the License Agreement (including section 7.2 of the License Agreement) and the agreement of any assignee to be bound hereby in writing, the University may assign its interest in University Foreground Intellectual Property according to the University’s applicable policies and procedures upon prior notice and prior written consent by the Sponsor, such consent not to be unreasonably withheld.

2.3	Disclosure of Inventions: The Principal Investigator will disclose any University Foreground Intellectual Property to the University in accordance with the University’s Inventions Policy, and such disclosure will be communicated to the Sponsor promptly and in reasonably sufficient detail to permit assessment by Sponsor. University’s obligation under this Article 2.3 will not be satisfied by submission of any report as required under Article 1.6 of this Agreement.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

2.4	Sponsor’s Rights

a.	Option: Provided that the Sponsor is not in breach of its obligations under this Agreement, the Sponsor will have the option to obtain at its preference, either an exclusive or non-exclusive licence to use University’s interest in University Foreground Intellectual Property in accordance with the terms of the License Agreement (the “Option”).

b.	Option Period: The Sponsor must indicate its intention to exercise the Option by notifying the University in writing within one hundred eighty (180) days of disclosure of the University Foreground Intellectual Property to the Sponsor (the “Option Period”), failing which the University or its assignee(s) may offer licenses to the University Foreground Intellectual Property to third parties without further obligation to Sponsor. Unless otherwise agreed to in writing by the Parties, the University shall be under no obligation to file, prosecute or maintain patents related to the University Foreground Intellectual Property during the Option Period. For clarity, the University shall not disclose any of the University Foreground Intellectual Property to third parties during the Option Period. In the event Sponsor exercises the Option, University will grant to Sponsor the non-exclusive right to use University Background Intellectual Property to the extent necessary to practice the University Foreground Intellectual Property as provided in the License Agreement.

c.	Representations and Warranties: Sponsor acknowledges and agrees that under the terms of the License Agreement: (i) the University Foreground Intellectual Property will be supplied and licensed to the Sponsor on an “as is” basis; (ii) the University Foreground Intellectual Property will exclude representations and warranties as to the patentability, validity, scope or enforceability of the University Foreground Intellectual Property; and (iii) the University Foreground Intellectual Property will exclude representations and warranties that any use of the University Foreground Intellectual Property will be free from infringement of intellectual property rights of any third party. Notwithstanding the above, nothing in this Agreement is intended to alter or amend the terms of the License Agreement except in respect of the addition of University Foreground Intellectual Property subject to exercise of the Option.

2.5	Research and Teaching. Notwithstanding anything in this Agreement or any resulting license, the University will retain the right to use University’s interests in all University Foreground Intellectual Property for non-commercial research, educational and administrative purposes, without cost and in perpetuity.

2.6	Similar Research. Nothing in this Agreement will be construed to limit the freedom of the University or of its researchers from engaging in similar research made under other agreements with parties other than the Sponsor as long as it does not conflict with or supersede the rights of the prior rights of the Sponsor under this Agreement or the License Agreement.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

3.0	CONFIDENTIAL INFORMATION

3.1	Confidential Information. The Parties may disclose confidential information one to another to facilitate performance of this Agreement. Such information will be identified as “confidential” in writing at the time of its transmittal, or so reduced to writing within fifteen (15) days thereafter (“Confidential Information’”), and will be safeguarded and not disclosed to third parties by the receiving Party. Confidential Information will not include information that:

a.	is already known to the Party to which it is disclosed;

b.	is or becomes part of the public domain without breach of this Agreement;

c.	is obtained from third parties which have no obligations to keep confidential to the Parties to this Agreement;

d.	was independently developed by the receiving Party without the use of, reference to or reliance upon any of the Confidential Information of the disclosing Party.

3.2	Notwithstanding anything contained herein, each Party may disclose Confidential Information to its officers, employees, consultants, agents, and students on a need-to-know basis to facilitate performance of the Project, provided that such persons agree to be bound by terms at least as restrictive as those contained herein.

4.0	PUBLICATION OF RESEARCH RESULTS

4.1	Review. The University will provide a copy of any proposed publication of Project research results (a “Publication”) to the Sponsor for its review at least thirty (30) days before submission for publication or disclosure. Upon the Sponsor’s written request received within twenty (20) days of the Sponsor’s receipt of the Publication or intended disclosure, the University will, at the Sponsor’s option:

a.	delete identifiable references to any Confidential Information provided by the Sponsor from the proposed Publication or intended disclosure;

b.	if the Sponsor has exercised the Option, delay publication of the Publication up to sixty (60) additional days to enable the Sponsor to file; in the name of the Intellectual Property owner or its assignee(s), patent application(s) for any Intellectual Property that would be publicly disclosed in the Publication.

4.2	Academic Progression: Except in respect of Article 4.1(a), nothing in Article 4.1 will impose restrictions on the content or handling, for academic purposes, of the thesis of any Project participant.

4.3	Disclosure of Research Results. Subject to Article 4.1, the University reserves on behalf of itself, the Principal Investigator and all other Project participants the right to disseminate information or otherwise publish the research results arising in performance of the Project. The Sponsor’s support of the Project will be acknowledged in all such publications.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

5.0	TERM AND TERMINATION

5.1	Term. This Agreement will enter into force as of the Effective Date and will terminate on 31 March 2015 (“Term”) unless sooner terminated in accordance with Article 5.2 below, or upon the written agreement of the Parties.

5.2	Termination. This agreement may be terminated as follows:

a)	Sponsor may terminate this Agreement upon sixty (60) days written notice to University. In the event of termination, the University will be entitled to credit for work performed hereunder before termination including the University’s non-cancellable costs incurred by University prior to the date of notice of termination, and the Sponsor will be entitled to a return of the balance of any advance payment;

b)	by the Sponsor upon giving sixty (60) days written notice to the University if, in the reasonable judgment of the Company, the research program is no longer technically or commercially feasible;

c)	written notice to the University if, at any time during the Term or any extension thereof, the parties are unable to agree on the terms of an amendment to the Research Program;

d)	by the Sponsor immediately upon giving written notice to the University if (i) the Sponsor does not accept the replacement Principal Investigator nominated by the University or (ii) if no replacement is nominated within (14) days of the date on which Dr. Lovejoy become unavailable;

e)	by the Sponsor upon giving thirty (30) days written notice to the University if a research milestone has not achieved within the time period specified in the Research Project; or,

f)	by University or the Sponsor upon giving thirty (30) days written notice to the other if University is in default of fulfilling any of its material obligations under this Agreement and such default has not been cured within such thirty (30) days notice period.

5.3	Effect of Termination. The provisions of Articles 1.4, 1.5, 2.0, 3.0, 4.0, 5.0, 6.0 and 7.0 will survive termination or expiration of this Agreement in accordance with their terms.

6.0	LIABILITY AND INDEMNITY

6.1	Limitation of Liability. Neither Party will be liable for any delays in the performance of its obligations under this Agreement resulting from circumstances or causes beyond its reasonable control, and in no case will the Parties be liable for loss of business or profit or other indirect or consequential damages.

6.2

Indemnity. The University will indemnify and save harmless the Sponsor against all costs, suits or claims on account of injuries (including death) to persons participating in the Project or to damage to University property caused by the wilful or negligent act or omission of personnel of University during the performance of this Agreement. The Sponsor will

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indemnify and save harmless the University and its employees, students and agents against all costs, suits or claims on account of injuries (including death) to persons participating in the Project or to damage to property caused by agents or personnel of the Sponsor during the performance of this Agreement or resulting from the use by the Sponsor or its affiliates, its customers or licensees of any deliverable or intellectual property developed under this Agreement.

7.0	MISCELLANEOUS

7.1	Use of Names. Neither Party will use the name of the other Party, or of any member of the other Party’s personnel, in any advertising or publicity without the prior written approval of the other Party’s authorized representative. However, both Parties may make the following information a matter of public record: name of Principal Investigator; Principal Investigator’s department; University’s name; Sponsor’s name; Project title; Project duration; and, contract value.

7.2	Independent Parties. The Parties are independent parties and nothing in this Agreement will constitute either Party as the employer, principal or partner of or joint venturer with the other Party. Neither Party has any authority to assume or create any obligation or liability, either express or implied, on behalf of the other Party.

7.3	Notices. Notices under this Agreement will be sent to the Parties as follows or to such other person as a Party may designate in writing:

For Technical and Scientific Matters:

	To University:	To Sponsor:
Name:	Prof. David Lovejoy	Robert Ziroyan	Garo Armen
Department:	Dept. of Cell and Systems Biology	Protagenic Therapeutics Canada(2006), Inc.	Protagenic Therapeutics Inc.
Address:	25 Harbord Street	22 Elkhorn Drive, Suite 424	149 5th Avenue, Suite 500
City, Province/State:	Toronto, ON	Toronto, ON	New York, NY
Postal/Zip Code, Country:	M5S 3G5	M2K 1J4	10010
Tel:	416-946-7259	416-500-3305	212-994-8202
Email:	David.lovejoy@utoronto.ca	rziroyan@protagenic.com	armen@agenusbio.com

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

For Legal and Administrative Matters:

	To University:	To Sponsor:
Name:	Colleen Burke	Robert Ziroyan
Department:	Innovations & Partnerships Office (IPO), University of Toronto	Protagenic Therapeutics Canada (2006), Inc.
Address:	Banting Institute 100 College Street, Suite 413	22 Elkhorn Drive, Suite 424
City, Province/State:	Toronto, ON	Toronto, ON
Postal/Zip Code, Country:	M5G 1L5 Canada	M2K 1J4
Tel:	416-978-3648	416-500-3305
Email:	Innovations.partnerships@utoronto.ca	rziroyan@protagenic.com

For Financial Matters:

	To University:	To Sponsor:
Name:	Yolanda Buenaflor	Robert Ziroyan	Garo Armen
Department:	Research Oversight & Compliance Office (ROCO), University of Toronto	Protagenic Therapeutics Canada (2006), Inc.	Protagenic Therapeutics Inc.
Address:	McMurrich Building, F2 12 Queen’s Park Crescent W.	22 Elkhom Drive, Suite 424	149 5th Avenue, Suite 500
City, Province/State:	Toronto, ON	Toronto, ON	New York, NY
Postal/Zip Code, Country:	M5S 1S8 Canada	M2K 1J4	10010
Tel:	416-978-6464	416-500-3305	212-994-8202
Email:	yolanda.buenatlor@utoronto.ca	rziroyan@protagenic.com

7.4	No Assignment. Except as provided for in Article 2.0, neither Party may sell, assign, encumber, licence or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, the Company may assign its rights or obligations under this Agreement in connection with a merge or change of control or to an entity acquiring all, or substantially all of the Company’s business or assets to which this Agreement relates without obtaining the consent of the University.

7.5	Successors. This Agreement binds and enures to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

7.6	Interpretation. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario in Canada. In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding will have no effect on the remaining provisions of this Agreement, which will continue in full force and effect. Headings are used for convenience only and will not be used to interpret the provisions of this Agreement.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

7.7	Entire Agreement. This Agreement is the entire agreement of the parties with respect to its subject matter and no change or modification will be valid unless it is in writing and signed by both parties.

7.8	Counterparts. This Agreement may be executed by signatures delivered by facsimile transmission or delivered electronically in optically scanned form; and/or it may be simultaneously executed by the parties in multiple counterparts, each of which will be considered to be an original instrument, and all of which taken together, where each Party has executed at least one counterpart, will constitute one and the same instrument.

IN WITNESS WHEREOF by signature of their respective authorized officers, the parties agree to be bound by the terms of this Agreement.

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO		PROTAGENIC THERAPEUTICS CANADA (2006), INC. PROTAGENIC THERAPEUTICS, INC.

Name:	Lino DeFacendis	Name:	Robert Ziroyan. PhD, MSc
Title:	Director, Partnerships	Title:	Chief Operating Officer, President
	/s/ Lino DeFacendis		/s/ Robert Ziroyan

Date:	April 21/15	Date:	April

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

Acknowledgement:

I, the Principal Investigator, having read this Agreement, hereby agree to act in accordance with all the terms and conditions herein and applicable University policies, and further agree to ensure that all University participants are informed of their obligations under such terms and conditions.

/s/ David Lovejoy
Name:	Prof. David Lovejoy
Date:	April 15, 2015

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

APPENDIX “A”

Description of the Project

April 2014 – March 31 2015

PROJECT TITLE:

Teneurin C-terminal Associated Peptide (TCAP)-mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism.”

Duration: April 1, 2014 - March 31, 2015

GOALS:

1)	Complete the elucidation of the signal transduction cascade by TCAP-1 associated with cellular energy metabolism with the goal of establishing an intracellular mechanism by which TCAP-1 exerts its effects in animals.

2)	Efficacy of synthetic TCAP-1 on the treatment of animal models of addictive disorders, and insulin-independent glucose regulation for indications for diabetes, infertility and skeletal muscle performance.

Background.

The discovery of the teneurin C-terminal associated peptides (TCAP) were reported in 2004 by our laboratory and consisted of a family of four bioactive peptides in mammals (Qian et al., 2004). We subsequently showed that the TCAP-l paralogue was highly efficacious at inhibiting anxiety as determined by the acoustic startle response in rats (Wang et al., 2005; Lovejoy et al., 2006; 2009). Further studies indicated that these peptides inhibited the corticotropin-releasing factor (CRF) facilitation of anxiety using a number of behavioural models (Al Chawaf, 2007; Tan et al., 2008; 2011; 2012; Rotzinger et al., 2010). In addition, TCAP-1 could inhibit CRF-associated neuronal activation in key regions of the brain associated with emotion (Tan et al., 2009b). Based on the inhibitory actions of TCAP-I on CRF, subsequent studies established that TCAP-I could also inhibit the CRF-induced facilitation of cocaine addiction (Kupferschmidt et al. 2011).

Over the same period, we showed that TCAP-1 had a neuroprotective effect on neurons and was associated with neurotrophic activity (Trubiani et al., 2007, Ng et al., 2010) and that the peptide played a role with aerobic metabolism. However, associated with these actions were increased neuronal process formation (Al Chawaf et al., 2007b: Tan et al., 2009a; 2011). The cloning of the gene, and identification of the receptor mechanism and associated signal transduction system required for process development was recently established (Chand el al., 2012; 2013c) thereby establishing the independence of the TCAP-l system. Further studies confirmed the evolution of the TCAP-l peptide as a distinct signalling entity (Chand et al., 2013d) that played a role in cellular metabolism.

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Taken together, these studies indicated that TCAP-l played a major role in the regulation of cellular metabolism and were most active in highly metabolic cells such as the brain (Chand et al., 2013b) and reproductive organs (Chand et al., 2013a). We have now established that TCAP-l increases energy production in cells by an insulin-independent increase in glucose transport and energy transduction in both neurons and skeletal muscle, and further, may play a role in male reproductive function.

Therefore, these findings indicate that TCAP-l likely exerts its neuroprotective and neurological effects by increasing energy usage in brain cells to effectively increase the stress threshold of these cells. Further studies indicate that it likely has similar effects throughout the organism to increase the efficiency of glucose and energy metabolism. Thus, this peptide has applications to a wide variety of pathological disorders associated with energy metabolism that include neurological pathology, glucose availability such as diabetes, reproductive disorders such as infertility and muscular disorders.

Cited References:

Al Chawaf A, Xu K, Tan L, Vaccarino F, Lovejoy, DA, Rotzinger S (2007a) Corticotropin-releasing factor behaviours are modulated by intravenous administration of teneurin C-terminal associated peptides. Peptides 28, 1406-1415.

Al Chawaf A, St. Amant, K, Belsham DD, Lovejoy DA (2007b) Regulation of neurite outgrowth in immortalized hypothalamic cells and hippocampal primary cultures by teneurin C-terminal associate peptide-l (TCAP-I). Neuroscience 144, 1241-1254.

Chand D, Colacci M, Dixon K, Kollara A, Brown TJ, Lovejoy DA (2013a) C-terminal region of teneurin-l co-localizes with the dystroglycan complex in the seminiferous tubules and epididymis of the adult mouse testes and regulates testicular size and testosterone production. Journal of Histology and Cell Biology 141, 191-121.

Chand D, Casatti C, Bittencourt JC, Kollara A, Brown TJ, Lovejoy DA (2013b) Expression and localization of the Teneurin C-terminal Associated Peptide (TCAP-1) in the adult mouse (Mus musculus) brain. Journal of Comparative Neurology (submitted)

Chand D, Casatti CA, de Lannoy L, Song L, Kollara A, Barsyte-Lovejoy D, Brown TJ, Lovejoy DA (2013c) C-terminal processing of the teneurin proteins: Independent actions of a teneurin C-terminal associated peptide in hippocampal cells. Molecular and Cellular Neuroscience 52, 38-50.

Chand D, de Lannoy, L, Tucker RP, Lovejoy DA (2013d) Origin of chordate peptides by horizontal protozoan gene transfer in early metazoans and protists: Evolution of the teneurin C-terminal associated peptides. General and Comparative Endocrinology 188, 144-150.

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Chand D, Song L, de Lannoy L, Barsyte-Lovejoy D, Ackloo S, Boutros PC, Evans K, Belsham DD, Lovejoy DA (2012) C-terminal region of teneurin-l co-localizes with dystroglycan and modulates cytoskeletal organization through an ERK-dependent stathmin- and filamin A-mediated mechanism in hippocampal cells. Neuroscience 219, 255-270

Kupferschmidt D, Lovejoy DA, Rotzinger S, Erb S (2011) Teneurin C-terminal associated peptide (TCAP)-l blocks the effects of corticotropin-releasing factor (CRF) on the reinstatement of cocaine seeking and expression of cocaine induced behavioral sensitization British Journal of Pharmacology 163, 574-583

Lovejoy DA, A1 Chawaf A, Cadinouche, A. (2006) Teneurin C-terminal associated peptides: An enigmatic family of neuropeptides with structural similarity to the corticotrophin releasing factor and calcitonin family of peptides. General and Comparative Endocrinology 148, 299-305

Lovejoy DA, Rotzinger S, Barsyte-Lovejoy, D (2009) Evolution of complementary peptide systems: Teneurin C-terminal associated peptide (TCAP) and corticotropin-releasing factor (CRF) superfamilies. Annals of the New York Academy of Sciences. 1163, 215-220.

Ng. T, Chand D, Song L, Watson JD, Boutros PC, Barsyte-Lovejoy D, Belsham DD, Lovejoy DA (2011) Identification of a novel Brain Derived Neurotrophic Factor (BDNF)-inhibitory factor: Regulation of BDNF by Teneurin C-terminal Associated Peptide (TCAP)-l in immortalized embryonic mouse hypothalamic cells Regulatory Peptides 174, 79-89.

Qian X, Barsyte-Lovejoy D, Chewpoy RH, Wang L, Gautam N, Wang N, Al Chawaf A, Lovejoy DA (2004) Characterization of teneurin C-terminal associated peptide (TCAP)-3 from rainbow trout hypothalamus. General and Comparative Endocrinology

137, 205-216

Rotzinger S, Lovejoy DA, Tan L (2010) Behavioral effects of neuropeptide ligands in rodent models of depression and anxiety. Peptides 31, 736-756

Tan LA, Al Chawaf A, Vaccarino FJ, Boutros, JC, Lovejoy DA (2011) Teneurin C-terminal associated peptide (TCAP)-1 increases dendritic spine density in hippocampal neurons and decreases anxiety-like behaviors in rats. Physiology and Behavior 104, 199-204.

Tan LA, Chand D, De Almeida R, Xu M, Colacci M, de Lanno, L, Lovejoy DA (2012) Modulation of neuroplastic changes and corticotropin-releasing factor associated behaviour by a phylogenetically ancient and conserved peptide family. General and Comparative Endocrinology. 176, 309-313.

Tan L, Lovejoy DA (2009a) Neuroprotection, neuronal remodeling, and anxiety-like behaviour: The role of the teneurin and teneurin C-terminal associated peptide (TCAP) system in the hippocampus. American Journal of Neuroprotection and Neuroregeneration. 1: 3-10

Tan L, Xu K, Vaccarino FJ, Lovejoy DA, Rotzinger S (2009b) Teneurin C-terminal associated peptide (TCAP)-l attenuates corticotropin-releasing factor (CRF)-induced c-Fos expression in the limbic system and modulates anxiety behaviour in male Wistar rats. Behavioural Brain Research 201, 198-206

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Tan L, Xu K, Vaccarino F, Lovejoy DA, Rotzinger S (2008) Repeated intracerebral teneurin C-terminal associated peptide (TCAP)-l injections produce enduring changes in behavioral responses to corticotropin-releasing factor (CRF) in rat models of anxiety. Behavioural Brain Research 188, 195-200.

Trubiani G, Al Chawaf A, Belsham DD, Barsyte-Lovejoy D, Lovejoy DA (2007) Teneurin carboxy (C)-terminal associated peptide-1 inhibits alkalosis-associated necrotic cell death by stimulating superoxide dismutase and catalase activity in immortalized mouse hypothalamic cells. Brain Research 1176.27-36.

Wang L, Rotzinger S, Barsyte-Lovejoy D, Qian X, Elias CF, Bittencourt JC, De Cristofaro A, Wang NC, Belsham D, Vaccarino F, Lovejoy DA (2005) Teneurin proteins possess a carboxy terminal corticotropin-releasing factor-like sequence that modulates emotionality and neuronal growth. Molecular Brain Research 133, 253-265

Research Program Overview

The goal of this research program is to provide confirmation that TCAP-l can be used to treat these disorders. This will be done within the scope of four main research projects:

1.	Metabolism: Investigation of the role of TCAP-1 with respect to diet and type II diabetes.

2.	Establish proof of concept data that TCAP-l treatment improves skeletal muscle performance.

3.	Cocaine addiction.

4.	Regulation of TCAP-1 with respect to infertility.

Description of Projects

1. Glucose/Metabolism Project

Goto-Kakizaki (GK) Hyperglycaemia study: These studies will test whether TCAP-1 administration can rescue the hyperglyaemic effect inherent in this animals. In the first study, a single dose of TCAP-1 will be administered to determine if plasma glucose will be reduced. In addition, samples of pancreas, muscle, liver, brain and testes will be taken from each animal. Metabolic hormones wi1l be examined. In the second study, repeated doses of TCAP-l will be given to determine long-term effects of the peptide.

Zucker Diabetic Obese Hyperglycaemia study: These studies will test whether TCAP-l administration can rescue the hyperglyaemic effect associated with a high calorific diet in this animals. In the first study, a single dose of TCAP-1 will be administered to determine if plasma glucose will be reduced. In addition, samples of pancreas, muscle, liver, brain and testes will be taken from each animal. Metabolic hormones will be examined. In the second study, repeated doses of TCAP-l will be given to determine long-term effects of the peptide .

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In vitro Studies: A combination of in vitro models using immortalized cell culture and tissue sections will be used to ascertain the molecular mechanism TCAP-l utilizes to regulate energy production. This will be aimed at establishing the independence of TCAP-1 from the insulin signal transduction pathway and will support the studies associated with the Metabolism project (above). Moreover, these studies will provide information to interpret safety studies are part of the IND enabling program. Most of these studies are now complete for neurons. Similar studies are being carried out in skeletal muscle cells.

Additional in vitro studies utilizing recombinant DNA methods to express TCAP in immortalized cells will be used to determine how TCAP is regulated and processed and is expected to provide insight into the type of pathologies that TCAP is involved in. Currently, the specific mRNA has been cloned and a mouse-based knockdown of TCAP-1 will be prepared. This model will be useful to assess all elements of TCAP-1 action including neurological and behavioural regulation, metabolism and infertility.

Blood hormone/metabolite study: The goal of these studies is to assess the acute actions of TCAP-l on metabolic parameters. In this study, rats will be given either vehicle, or one of two doses of TCAP-1 (25 or 250 pmols). Blood will be collected at 0, 15, 30, 60, 120 and 240 minutes later. Insulin, glucose, triglycerides, glucagon, leptin will be determined for each time point.

2. Skeletal Muscle Performance (associated with part 1 above)

Previous studies in mice have established that TCAP-l changes muscle fiber density, and is associated with insulin-independent glucose uptake. Moreover, TCAP-l immunoreactivity and binding is concentrated in regions of the neuromuscular junction. New studies are designed to establish how muscle fiber growth is regulated by TCAP-l both in vitro and in vivo. In vivo studies will be used to establish how TCAP-1 treatment can regulate muscle contractility and determine whether tissue damage is reduced by TCAP-1.

3. Fertility

The actions of TCAP-l on male mice reproduction will be investigated by examining morphological and physiological changes that occur in the testes and associated tissues following TCAP-l treatment. In addition, a previously developed immunoassay will be used to investigate the expression of TCAP-1 immunoreactivity in human clinical samples.

4. Cocaine addiction

In vivo Studies: The effect of TCAP-l using intravenous administration under a variety of conditions will be used to determine the efficacy of TCAP-1 on the inhibition of cocaine seeking reinstatement in rats. These studies are currently underway in the laboratory of Dr. Suzanne Erb. Further studies will be aimed at determining the molecular and neural pathways by which this mechanism occurs. Based on previous data, we hypothesize that TCAP-1 regulates cocaine addiction by altering the dopaminergic pathway associated with reward. Thus these new studies are aimed at determining the co-localization of the TCAP-1 system with that of the dopaminergic pathway.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

In vitro Studies: Currently, an in vitro model is being developed to determine if TCAP-l can regulate dopamine receptors. Pending the results of these studies, TCAP-l and cocaine will be used to treat rats and determine if TCAP-l regulates elements of the dopaminergic system in vivo.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

APPENDIX “B”

Project Budget

Item	Particular	Total
Total Direct Costs		65,630
Indirect Costs at 15%		9,845

Total		75,475

Payment schedule:

University of Toronto will submit invoices to Sponsor according to the following schedule:

Upon execution of the Agreement: $25,000

May 31, 2015: $25,000

June 30, 2015: $25,475

Payment method:

Sponsor will pay via electronic wire transfer.

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

APPENDIX “C”

Please return a signed original of this Undertaking to Colleen Burke at Innovations & Partnerships Office, 100 College St., Suite 413. Colleen Burke can be reached at 416-946-7342 for information about the Research Agreement.

3/5/2013

PRINCIPAL

INVESTIGATOR’S UNDERTAKING

RE: Contract (“the Research Agreement”) between The Governing Council of the University of Toronto and Protagenic Therapeutics Canada (2006), Inc. and Protagenic Therapeutics, Inc. for a project entitled “Determination of the cellular activation mechanism of teneurin C-terminal associated peptide (TCAP-1) and its relationship to organismal energy regulation” (the “Project”) and Technology License Agreement entered into between the Parties on July 21, 2005 as amended (the “License Agreement”)

UNDERTAKING

I have read and received a copy of the “Research Agreement” and the “License Agreement” and agree with the terms and conditions contained therein. I will ensure that the Project is performed as outlined in the Research Agreement and will meet the obligations as specified in the Research Agreement and the License Agreement. I will authorize all project expenditures as outlined in the Research Agreement and the normal procedures and practices of the University, and in all matters will follow normal University policies and practices where they are not replaced by specific conditions of the Research Agreement or the License Agreement.

I will inform each person working on the Project, whether or not paid from Research Agreement funds (the “Participant”), of the Participant’s obligations under the Research Agreement and the License Agreement, and ensure that each Participant signs a Confidential Information and Intellectual Property Agreement (“IP Agreement”). I understand that any person who does not wish to sign an IP Agreement may not participate in the Project unless advised otherwise by the Innovations & Partnerships Office.

A list of Participants is provided on the reverse and a signed IP Agreement for each Participant is attached. I have indicated on the reverse if any Participant’s work involves his or her thesis. If any person not listed on the reverse commences work on the Project, I will submit an additional IP Agreement for such person promptly upon his or her commencement of work.

/s/ David A. Lovejoy
Name: David A. Lovejoy
Principal Investigator
Date: April 15, 2015

ACKNOWLEDGEMENT
Name:
Chair, Department of Cell and Systems Biology
Date:		More→

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.

Project Participants

RE:	Agreement with Sponsor:	Protagenic Therapeutics Canada (2006), Inc. and Protagenic Therapeutics, Inc.

	for Project:	Determination of the Cellular Activation mechanism of teneurin C-terminal associated peptide (TCAP-1) and its relationship to organismal energy relation.

	by Principal Investigator:	David Lovejoy

The following is a complete list of all persons who are working on the Project, whether or not paid from Research Agreement funds, as of April 15, 2015.

Name	Status (student, postdoc, RA, technician, etc.)	Involves Thesis
Rebecca Woelfle	MSc student	yes
Andrea D’Aquila	PhD student	yes
Mia Husic	MSc student	yes
Tea Pavlovic	PhD student	yes
Dr. David Hogg	Postdoctoral Fellow	no
[[Participant 6]]
[[Participant 7]]
[[Participant 8]]
[[Participant 9]]
[[Participant 10]]
[[Participant 11]]
[[Participant 12]]
[[Participant 13]]
[[Participant 14]]
[[Participant 15]]
[[Participant 16]]
[[Participant 17]]

The Governing Council of the University of Toronto

Protagenic Therapeutics, Inc.